Exhibit 10.46

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Vaccine Adjuvant License and Collaboration Agreement

This Agreement is made on the 30th day of May, 2008 (“Effective Date”) by and among 3M COMPANY (“3M”) and 3M INNOVATIVE PROPERTIES COMPANY (“3M IPC”), a wholly-owned subsidiary of 3M, both with a principal address as 3M Center, St. Paul, MN 55144 (collectively “3M”); and Celldex Therapeutics, with a principal address at 222 Cameron Drive Suite 400, Phillipsburg, NJ  08865 (“CELLDEX”).

RECITALS

CELLDEX has expertise and technology relating to vaccine products, including for example proprietary Antigen Presenting Cell (“APC”) technology platform for the development of vaccines for prophylactic and/or therapeutic immunization against infectious disease and oncology (cancer).

3M, through its Drug Delivery Systems Division, has expertise and technology (with know-how and patents owned by 3M IPC) relating to toll-like receptor (TLR) 7 and/or 8 immune response modifier (“IRM”) compounds, formulations, conjugation, delivery, and manufacturing including proprietary IRM compounds such as resiquimod and others, that are useful as vaccine adjuvants.

CELLDEX wishes to use certain 3M IRM compounds as vaccine adjuvants, and 3M wishes to license such compounds to CELLDEX for use with CELLDEX’s APC technology for the development of vaccines.  Further, CELLDEX may wish to have 3M collaborate in connection with the production, selection, formulation, conjugation, use or delivery of the 3M IRM compounds under a mutually agreed work plan to conduct such work.

If results of vaccine development efforts are successful, CELLDEX may wish to market commercial vaccine products in combination with the 3M IRM compound(s) as vaccine adjuvants.

IT IS THEREFORE AGREED as follows:

ARTICLE 1.   DEFINITIONS

For the purposes of this Agreement, the terms defined in this Article shall have the meaning specified and shall be applicable both to the singular and plural forms.

“3M Background Patent Rights” shall mean the Patents owned or controlled by 3M IPC or 3M IPC Affiliates or to which 3M IPC or 3M IPC Affiliates otherwise has the right to license, including a licensable interest in any jointly owned Patents, and which are listed on Exhibit A, part 1.  The data regarding a patent or application, and additional applications in a patent family, listed on Exhibit A, part 1, shall be updated by 3M IPC from time-to-time or upon request by CELLDEX.  For the avoidance of doubt, any such additional 3M Background Patent Rights added to Exhibit A, part 1 during the term of this Agreement will be covered by the grant of rights under Section 2.1.  For further avoidance of doubt, no patent families are included in 3M Background Patent Rights other than those listed on Exhibit A, part 1, provided, however, that (i) 3M IPC is not aware of any other Patent Rights existing as of the Effective Date owned or controlled by 3M IPC or its Affiliates that would cover the Licensed Compounds per se, the existing resiquimod gel formulation provided by 3M, or their use as Vaccine Adjuvants (as opposed to other specific formulations or other specific methods of delivery thereof), and (ii) in the event additional Licensed Compounds are added to this Agreement, 3M IPC will add applicable Patent Rights to Exhibit A, part 1.

“3M Know-How” shall mean any substantial proprietary Confidential Information and data which is not in the public domain provided by 3M to develop, use, manufacture, commercialize or obtain Regulatory Approval of a Product, including any access or right of reference to data in a Drug Master File or similar safety data package for resiquimod or other Licensed Compound or Product.

“3M Patent Rights” shall mean 3M Background Patent Rights and 3M Program Patent Rights.

“3M Program Patent Rights” shall mean Patents owned or controlled by 3M IPC or 3M IPC Affiliates or to which 3M IPC or 3M IPC Affiliates otherwise has the right to license, including any interest in any jointly owned Patents, on inventions conceived during and arising out of work conducted under this Agreement.  Exhibit A, part 2, shall be updated by 3M IPC to include 3M Program Patent Rights promptly upon first filing an application on a program invention and at any other time upon request by CELLDEX to include applicable 3M Program Patent Rights of 3M covering a Licensed Compound, Vaccine Adjuvant and/or Product conceived during and arising out of work conducted under this Agreement.  For the avoidance of doubt, any such additional 3M Program Patent Rights added to Exhibit A, part 2 during the term of this Agreement will be covered by the grant of rights under Section 2.1.

“3M Workplan” shall mean activities, if any, to be undertaken by 3M to assist CELLDEX with development of Product(s) in the Field, which may be incorporated into this Agreement upon written agreement of 3M and CELLDEX.

“Affiliate” shall mean (1) any individual or Entity who, whether now existing or created in the future, that in whatever country organized or resident, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, or controls, a Party; or (2) any Entity, whether now existing or created in the future, in which any Party or any individual or Entity recited in the preceding paragraph (1) directly or indirectly through one or more intermediaries has at least a forty percent (40%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise) or has the maximum ownership interest it is permitted to have in the country where such Entity exists.

“Approval Application” shall mean an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction, including but not limited to an Investigational New Drug (“IND”) application as defined in the United States Food, Drug and Cosmetic Act and regulations promulgated thereunder, or any corresponding foreign equivalent thereof or comparable regulatory or scientific filing to initiate human clinical exposure.

“CELLDEX Know-How” shall mean any substantial proprietary Confidential Information and data which is not in the public domain provided by CELLDEX useful to develop, use, manufacture, commercialize or obtain regulatory approval of a Product.

“CELLDEX Program Patent Rights” shall mean Patents owned or controlled by CELLDEX or its Affiliates or to which CELLDEX or its Affiliates otherwise has the right to license, including a licensable interest in any jointly owned Patents, on inventions conceived during and arising out of work conducted under this Agreement.  Exhibit B shall be updated by CELLDEX  to include CELLDEX Program Patent Rights promptly upon first filing an application on a program invention and at any other time upon request by 3M IPC to include applicable Patents of CELLDEX covering a Product conceived during and arising out of work conducted under this Agreement.

“CELLDEX APC Targeting Technology” shall mean: Any molecule or DNA vaccine that encodes for the molecule composed of an antibody or antibody fragment attached covalently or via a high-affinity bond to a vaccine antigen expressly designed to selectively bind to antigen presenting cells, including conventional dendritic cells, through cell surface receptors and to carry the vaccine antigen into these cells for subsequent immune processing.

“CELLDEX Workplan” shall mean the description(s) set forth in Exhibit C of activities to be undertaken by CELLDEX for the development of Product(s) in the Field, as entered in Exhibit C or which may be amended at CELLDEX’s sole discretion.

“cGMP”                shall mean manufacture in accordance with:

(a)           Directive 91/412/EEC and Directive 2003/94/EC or any other applicable European Community legislation or regulation as amended and applicable from time to time;

(b)           the current principles and guidelines of good manufacturing practice for medicinal products for human use and “substantial conformity with good manufacturing requirements” (as such phrase is used in Section 802(f)(1) of the Federal Food, Drug and Cosmetic Act, as such Act may be amended from time to time); and

(c)           US Code of Federal Regulations, Title 21, Part 210 (Current Food Manufacturing Practice in Manufacturing, Processing, Packaging or Holding of Drugs), Part 211 (Current Food Manufacturing Practice for Finished Pharmaceuticals);

“Drug Master File” or “DMF” shall mean all filings and submissions of information to the FDA pursuant to US in 21 CFR 314.420 and otherwise in connection with the filing of a drug master file with the FDA in the United States, and, in any jurisdiction outside the United States, all analogous filings and submissions of information to any other regulatory body in such other jurisdiction in relation to the filing of a drug master file or analogous documentation therewith.

“Entity” shall mean any corporation, firm, partnership, proprietorship, or other form of business organization.

“Earned Royalty” shall mean the royalties paid or payable under this Agreement based on Net Sales of Product covered by a Granted Claim of 3M Patent Rights or using 3M Know-How.  For purposes of this Agreement, the term “covering” or “covered” in the context of a Granted Claim means that but for the licenses granted herein the Product in question or the manufacture, use, sale, offer for sale, or importation of such a Product would infringe a Granted Claim according to the law of the applicable jurisdiction.

“Field” shall mean human prophylactic or therapeutic vaccination against any and all cancer disease states and selected infectious diseases, as listed in the attached Exhibit D.

“Improvement(s)” shall mean findings, improvements, enhancements, discoveries, technologies, information, inventions, additions, modifications, adaptations, advances, developments, uses, formulations, variations, enhancements, improvements or changes (whether or not patented or patentable) with respect to the Licensed Compounds (or other 3M IRM compounds) conceived, developed and/or reduced to practice during the term of this Agreement.

“Licensed Compound” shall mean resiquimod (or resiquimod gel), the compounds listed in Exhibit E (which may be amended upon mutual agreement to add new compounds), including any salt, solvate, ester, enantiomer, conjugate or prodrug thereof.  As used herein, “conjugate” or “conjugated” refers to attachment of a Licensed Compound directly or indirectly to a vaccine antigen via a covalent or high-affinity non-covalent bond such that the Licensed Compound and vaccine antigen remain linked together (as a Product) for co-presentation to immune system cells.

“Net Sales” shall mean the amount invoiced by CELLDEX, its Affiliate, or its Sublicensee for sale of Product in an arms length transaction to a Third Party, less sales, excise or use taxes or transportation charges shown on the face of the invoice, less credits for defective or returned Products, and less all regular trade and discount allowances.  Product sold in transactions involving consideration other than or in addition to cash shall be deemed to have been sold at the highest price charged by CELLDEX, its Affiliate or Sublicensee to the applicable class of trade in the relevant annual period (or, if all transactions in the applicable class of trade involve consideration other than or in addition to cash, the highest price charged by CELLDEX, its Affiliate or Sublicensee in the relevant annual period irrespective of class of trade).  Leasing, lending, consigning, or any other activity by means of which a Third Party acquires the right to possession or use of a Product shall be considered to be a sale for the purpose of determining Net Sales.  Net Sales shall be deemed to be at least fair market value.  For clarity, the value of donations of Product cannot be deducted in calculating Net Sales.

“Party” or “Parties” shall mean CELLDEX, 3M, and/or 3M IPC, as applicable.

“Patents” shall mean patents and patent applications, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them in all countries, including any divisional applications and patents, refilings, renewals, re-examinations, continuations, continuations-in-part, patents of addition, extensions, (including patent term extensions), reissues, substitutions, confirmations, registrations, revalidations, pipeline and administrative protections and additions, and any equivalents of the foregoing in any and all countries of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

“Phase I Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a product in subjects or that would otherwise satisfy requirements of 21 CFR 312.21(a), or its foreign equivalent.

“Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

“Phase III Clinical Trial” shall means a human clinical trial in any country that is intended to prove statistically sound evidence of the effect and safety of a product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

“Product” shall mean any combination of (i) a CELLDEX APC Targeting Technology vaccine with (ii) a Licensed Compound to be utilized as a Vaccine Adjuvant.  For the avoidance of doubt, a single Product may serve to provide immunization for multiple diseases in the Field.

“Regulatory Approval” shall mean any and all approvals, authorizations, licenses or registrations of any federal, state or local regulatory agency, department, bureau or other governmental entity (including but not limited to the U.S. Food and Drug Administration (“FDA”), necessary for the manufacture, use, storage, import, transport and/or sale of products in a regulatory jurisdiction.

“Regulatory Authority” shall mean (i) with respect to the United States, the FDA, or such other agency or instrumentality of the United States to which the responsibilities and authority of the FDA are given or delegated from time to time, (ii) with respect to the European Union, the European Medicines Evaluation Agency (“EMEA”), and (iii) with respect to each other jurisdiction, the agencies or instrumentalities of such jurisdiction having substantially the same responsibilities and authority of the FDA or EMEA.

“Sublicensee” shall mean a non-Affiliate person or entity to whom CELLDEX or a direct sublicensee of CELLDEX has granted a sublicense pursuant to and in accordance with Article 2 of this Agreement.

“Territory” shall mean worldwide.

“Third Party” shall mean an entity other than CELLDEX, 3M, 3M IPC, or Affiliates thereof.

“Vaccine Adjuvant” shall mean a Licensed Compound which is used to induce, augment, fine-tune, enhance, or desensitize an antigen-specific immune response to an antigen contained in a vaccine or generated by a DNA vaccine for the therapeutic treatment of an existing disease or prophylactic use as protection against future disease (including desensitization to allergens).  [*]

* Confidential

“Granted Claim” shall mean a claim of an issued (granted) and unexpired patent within the 3M Patent Rights that has not been held invalid by an administrative agency or court of competent jurisdiction in any unappealed or unappealable decision.

ARTICLE 2.                  LICENSE

2.1                              3M IPC (and Affiliates if applicable) hereby grants to CELLDEX a worldwide, royalty-bearing, exclusive license to 3M Patent Rights and 3M Know-How to `make, have made, use, import, offer to sell, and sell Product using Licensed Compound supplied by 3M (or supplied by a third party under Section 7.2 if applicable) for use in the Field.  For the avoidance of doubt, the license grant under this Section 2.1 provides for CELLDEX to utilize Licensed Compound related to the research and development of a Product for use in the Field.

2.2                              CELLDEX, and any direct Sublicensee of CELLDEX granted in accordance with this Article 2, shall have the right to grant one or more sublicenses hereunder in connection with Licensed Compound (as related to the research and development of a Product for use in the Field) and any Product developed by CELLDEX without the prior written consent of 3M provided that:

(a)           CELLDEX shall notify 3M in writing of the grant of any sublicense, identify the sublicense and assure itself of the integrity and financial responsibility of the Party to whom a sublicense is granted (“Sublicensee”); and,

(b)           each Sublicensee shall agree to be bound by all of the obligations, terms and conditions that obligate, bind or affect CELLDEX under this Agreement to the extent that such obligations, terms and conditions are relevant given the nature of the rights granted by CELLDEX to any given sublicense.

2.3                              CELLDEX hereby grants to 3M a non-exclusive, royalty-free, fully paid up license, with rights to sublicense, to any CELLDEX Improvements, provided that such license shall exclude use of Licensed Compounds with CELLDEX APC Technology until after the Term.

2.4                              Neither 3M, 3M IPC nor CELLDEX grant any right or license under any patent rights, know-how, or other intellectual property rights other than as expressly provided above.

ARTICLE 3.                  TECHNICAL COLLABORATION AND REGULATORY SUPPORT

3.1                              3M will provide to CELLDEX certain information regarding the Licensed Compounds including 3M Know-How and other information to support Approval Applications in the Territory.  At CELLDEX’s request and expense, and with reasonable advance notice, 3M may at 3M’s option, attend and participate in meetings with a Regulatory Authority in seeking Regulatory Approval of a Product.  3M shall have no obligation to generate any additional data regarding a Licensed Compound except as provided under a 3M Workplan.

3.2                              Each Party shall appoint a person (a “Program Manager”) to coordinate this Article 3 of this Agreement.  The Program Managers shall be the primary contacts between the Parties, and each Party shall notify the other within thirty (30) days after the date of this Agreement of the appointment of its Program Manager and shall notify the other Party as soon as practicable upon changing this appointment.  As between the Parties, CELLDEX shall be solely responsible, at its own cost, expense and discretion, for designing, creating and finalizing a commercially reasonable plan for the development of a Product sufficient to obtain Regulatory Approval of such Product within the Territory, and then implementing and carrying out all activities contemplated under such development plan such as all research, development, scientific, medical, regulatory and other activities.  Notwithstanding the foregoing, CELLDEX shall use commercially reasonable efforts to develop and commercialize a Product throughout the Territory.  CELLDEX shall provide 3M a reasonable summary of such CELLDEX Workplans to allow 3M to monitor progress and estimated milestone timing.  CELLDEX shall provide bi-annual updates of progress and/or material changes under CELLDEX Workplans to 3M via contact with 3M’s designated Program Manager.  If CELLDEX terminates work on a Product for cancer or fails to use reasonable diligence after three years from the Effective Date to progress any program for a disease target listed in the Field other than cancer, 3M shall have the right to remove such disease target from the Field definition.  CELLDEX shall promptly inform 3M of any discontinued programs and 3M shall have the right to update Field definition to remove such disease target.

3.3                              3M will supply or have supplied, [*] for CELLDEX’s use under a CELLDEX Workplan from initiation of pre-clinical studies through completion of a Phase I Clinical Trial, or 3M’s use under a 3M Workplan within [*] weeks of receiving such request.  3M shall invoice CELLDEX at a rate of $[*] for the time required to produce and release any Licensed Compounds supplied by 3M to CELLDEX for Phase II and Phase III Clinical Trial studies, or other U.S. dollar amount as agreed.    3M shall invoice CELLDEX upon shipment of such supplies.   CELLDEX shall pay 3M within 30 days of 3M’s invoice date.

3.4                              CELLDEX may request 3M to conduct work such as to identify IRM molecules for pre-clinical development and/or to synthesize conjugatable and non-conjugatable IRM molecules for preclinical and clinical development and to manufacture and perform stability studies for toxicology and clinical supplies.  If 3M determines that it has the capacity and capability to conduct the work, CELLDEX and 3M shall agree on a 3M Workplan to define the scope, deliverables and timing for such work.  3M will use reasonable commercial efforts to carry out such work in a timely manner under the Workplan.  CELLDEX will fund any such work by 3M at 3M’s then-prevailing hourly rate [*].  3M shall invoice CELLDEX for such work on a monthly basis.  CELLDEX shall pay 3M within 30 days of 3M’s invoice date.

3.5                              As between CELLDEX and 3M, CELLDEX shall own all Approval Applications and Regulatory Approvals related to the development and commercialization of a Product in the Territory.

* Confidential

3.6                              CELLDEX (or one of its Affiliates or Sublicensees) shall be responsible for and act as the sole point of contact for communications with Regulatory Authorities in connection with the development, commercialization, and manufacturing of a Product in the Territory.  To the extent 3M receives any written or oral communication from any Regulatory Authority relating to a Product, 3M shall (i) refer such Regulatory Authority to CELLDEX, and (ii) as soon as reasonably practicable, notify CELLDEX of such communication.

3.7                              Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of obligations under this Agreement.

3.8                              CELLDEX shall, following the Effective Date, bear all costs relating to obtaining, supporting and maintaining Regulatory Approvals in the Territory.

ARTICLE 4.                                                          PROGRAM IP OWNERSHIP

4.1                              Inventions conceived during and out of the work under this Agreement, and patents and applications filed thereon, shall be owned according to U.S. law as follows: those conceived solely by employees or agents of one Party shall be owned by that Party; those conceived jointly by an employee or agent of 3M and an employee or agent of CELLDEX shall be owned jointly by 3M IPC and CELLDEX each joint owner having the right, subject to this Agreement, to practice, license, and transfer its rights in joint inventions without permission of or accounting to the other(s).

4.2                              Each Party may prepare, file, prosecute, maintain, abandon, terminate, enforce, and otherwise handle solely owned patent rights at its sole discretion and expense.  Joint patent applications and patents may be prepared, filed, prosecuted, and maintained primarily by CELLDEX at its expense if claiming an invention that is based primarily on use or formulation of the CELLDEX vaccine(s) and by 3M at its expense if based primarily on use or formulation of resiquimod or other Licensed Compound, and if the invention being claimed is not clearly either of the foregoing, the Parties will agree in good faith how best to handle the cost, preparation, filing, prosecution, maintenance, abandonment, or termination of such joint applications and patents.

4.3                               Infringement

In the case where at any time during the term of this Agreement either Party believes that an infringement within the scope of the exclusive license granted under Section 3.1 by a Third Party of the 3M Patent Rights is occurring, which infringement entails the development or commercialization of a product the same as any Product or that directly competes with any Product, such Party shall disclose the basis for such belief to the other Party.

4.4                              Third Party Patents

If during the term of this Agreement either Party receives any notice, claim or proceedings from any Third Party alleging infringement of that Third Party’s intellectual property by reason of either Party’s activities under this Agreement, then:

(a)  the notified Party shall forthwith inform the other Party of the notice, claim or proceeding;

(b)  if the alleged infringement is due in particular to Licensed Compound (i.e., but for Licensed Compound, as opposed to a different adjuvant compound, there would be no infringement), then 3M shall have the right , but shall not be obliged to, at its own cost and expense, defend such claim or other proceeding in accordance with the following:

(i)  3M shall have sole conduct of the claim and any proceedings including any counterclaim for invalidity or unenforceability or any declaratory judgment action and including the right to settle provided always that 3M shall not settle any claim which prejudices any right or interest of CELLDEX other than with the prior written consent of CELLDEX.  If 3M elects to unilaterally control the conduct of such claim or proceeding, 3M shall pay its counsel and other litigation fees and pay the full cost of damages awarded in favor of the patentee for past infringement but shall have no other duty or liability to CELLDEX.  CELLDEX shall provide reasonable assistance to 3M in relation to such proceedings provided 3M shall reimburse CELLDEX for its reasonable out-of-pocket expenses in providing any such requested assistance, but not any other expenses if, for example, CELLDEX elects to be separately represented (which shall be at CELLDEX’s discretion), in which case such separate representation shall be at CELLDEX’s cost and expense;

(ii)  if 3M succeeds in any such proceedings whether at trial or by way of settlement, it shall be entitled to retain any part of an award of costs and damages made in such proceedings or settlement sum paid that is necessary to recover its costs and the balance shall then be shared between the Parties in proportion to the loss suffered by each Party in consequence of such proceedings.

(c)  If 3M elects not to unilaterally control the conduct of such claim or proceeding, or if the alleged infringement is not due to Licensed Compound, then CELLDEX shall be fully responsible for defending conducting such claim or proceeding at its sole cost and expenses and shall indemnify and hold harmless 3M for any damages or liability resulting from such litigation.  3M shall provide reasonable assistance to CELLDEX in relation to such proceedings provided CELLDEX shall reimburse 3M for its reasonable out-of-pocket expenses in providing any such requested assistance, but not any other expenses if, for example, 3M elects to be separately represented (which shall be at 3M’s discretion), in which case such separate representation shall be at 3M’s cost and expense

ARTICLE 5.                                                          FEES AND MILESTONE PAYMENTS

5.1                              CELLDEX shall pay 3M IPC [*] within 10 days of the Effective Date.

5.2                              On the first and second anniversary of the Effective Date, CELLDEX shall pay 3M IPC [*].  This fee will enable CELLDEX to continue to develop different pre-clinical Products directed toward filing of an Approval Application with a Regulatory Authority (“Clinical Candidate”), as designated in writing to 3M IPC by CELLDEX.  Beginning on the third anniversary of the Effective Date, CELLDEX shall pay 3M [*].

5.3                              CELLDEX shall notify 3M IPC upon achieving the following clinical development milestone payments for each Product containing a different vaccine antigen and/or different Licensed Compound and shall pay 3M IPC within 30 days of the following clinical development events:

Development Milestones Payments
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

*Major Market is defined as [*].

* Confidential

ARTICLE 6.                                                     ROYALTIES

6.1                              CELLDEX shall pay 3M IPC an Earned Royalty of [*] of Net Sales of Product covered by a Granted Claim of 3M Patent Rights or using 3M Know-How, [*].

6.2                              CELLDEX shall pay the Earned Royalties due under this Agreement not later than 30 days following each calendar quarter in which the Earned Royalties accrue.  If necessary, royalty amounts may be estimated and subsequently reconciled in the next royalty payment.  CELLDEX shall account for all sales of Products by their Affiliates and Sublicensees and shall submit a single payment for all sales of Products. Each payment shall be accompanied by a royalty report identifying the unit volume, Net Sales, and royalty due for each licensed Product on a country-by-country basis.  Payments for royalties, as well as hourly charges for work under 3M Workplans, annual fees, and milestones with Reference Fields indicating the reason for payment shall be made by wire transfer to:

Wells Fargo Bank NA

420 Montgomery St

San Francisco, CA 94104-1298

ABA Number:  121000248

Beneficiary:  3M Company

Account Number:  0000030103

Agreement Control Number

Reference Field:    Vaccine Adjuvant Annual Fees, Milestones, or Royalty

or to such other address as 3M IPC may from time to time designate.

Payments for hourly work by 3M shall be made net 30 days and as addressed in 3M’s invoices for such work.

* Confidential

6.3                              3M may inspect and audit the records of CELLDEX and its Sublicensees pertaining to the sale of Products through third party accountants of its own selection and reasonably acceptable to CELLDEX.  CELLDEX shall provide such accountants with access to the records during reasonable business hours, to check, at 3M’s expense, the royalty due hereunder.  Any such audit shall not unreasonably interfere with the ability of CELLDEX to conduct its normal business.  Such access need not be given to any such set of records more often than once each year nor more than 3 years after the date of any report to be audited, and the accountants shall report to 3M only the amount of royalty due and any other corrections to previous royalty reports.  Such 3M accountant may be required by CELLDEX to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to 3M any information other than such as relates to the accuracy of reports and payments made or due hereunder.  3M shall give CELLDEX written notice of its election to inspect and audit the records related to the royalty due hereunder not less than 30 business days prior to the proposed date of review by 3M’s third party accountants. CELLDEX shall maintain sufficient records to permit the inspection and auditing permitted hereunder for three years after the date of each respective reporting period.  CELLDEX shall prepare its records and reports according to generally accepted accounting principles.

6.4                              Any late payments under this Agreement shall accrue interest at a rate of 1.0% per month.  In the event that an audit reveals an underpayment by CELLDEX, it shall pay the past due royalty and interest within 30 days.  In the event that an audit reveals an underpayment of more than 5% of the amount due, CELLDEX shall, in addition to interest due on the late amount, pay for 3M’s reasonable costs in conducting the audit.

ARTICLE 7.                             COMMERCIAL SUPPLY OF LICENSED COMPOUNDS

7.1                                 [*]

7.2                                 [*]

ARTICLE 8.                                                          CONFIDENTIALITY, STUDY RESULTS, AND PUBLICATION

8.1                              During the course of this Agreement, 3M, 3M IPC and CELLDEX may each disclose confidential and/or proprietary information, including but not limited to each Party’s materials, other proprietary materials and technologies, economic information, business or research strategies, trade secrets and material embodiments thereof (each Party’s “Confidential Information”), to the other solely for the purpose of carrying out a CELLDEX Workplan or 3M Workplan, or both.

8.2                              The recipient of Confidential Information shall (i) not disclose it to any Third Party except employees, consultants, and agents to whom such disclosure is necessary to the purpose of this Agreement and who are bound by confidentiality obligations at least as stringent as herein, (ii) protect it with the same degree of care used to protect its own confidential information of a like nature, but no less than a reasonable degree of care, (iii) not use it for any purpose other than as set forth under this Agreement, and (iv) return it upon request of the disclosing Party.

* Confidential

8.3                              The obligations set forth in paragraph 8.2 shall apply only to Confidential Information that is (a) disclosed in writing and is marked to indicate it is confidential at the time of disclosure, or that is (b) disclosed in any other manner and is indicated to be confidential at the time of disclosure and thereafter is also summarized and marked to indicate it is confidential in a written memorandum delivered to the receiving Party within thirty days of the disclosure, or that is (c) disclosed in the form of tangible products or materials transmitted with an accompanying written memorandum indicating that the disclosure is confidential.  Further, it is understood that 3M shall not receive on a confidential basis any information regarding Licensed Compounds or uses, formulations or delivery thereof, and CELLDEX shall not receive on a confidential basis any information regarding CELLDEX’s vaccine’s or uses, formulations or delivery thereof.

8.4                              Information shall no longer be deemed Confidential Information 5 years following the termination or expiration of this Agreement, or if the information (i) was in recipient’s possession before receipt from discloser and was not acquired, directly or indirectly, from discloser on a confidential basis, (ii) is received in good faith from a Third Party not subject to an obligation of confidentiality owed to discloser or a Third Party, (iii) is independently developed by recipient without reference to or use of Confidential Information received hereunder, or (iv) is already or becomes available to the public through no fault of the recipient (v) is required by judicial or administrative process to be disclosed, provided that recipient shall promptly notify discloser with enough time to oppose such process.  A recipient Party may include information of the other in a patent application only to the extent required (e.g., to comply with best mode) and provided that it is raised in advance and there is no reasonable objection by the other Party.

8.5                              With specific regard to pre-clinical and clinical study results from work under this Agreement  generated by CELLDEX or Third Parties, each Party shall treat such data as confidential but shall have the right to use the data for its own internal research purposes and shall have a limited right to disclose the data to individual

Third Parties provided that such disclosure shall not without written permission of the other Party include information that would (i) in the case of disclosures by CELLDEX, identify 3M or suggest (e.g., via mechanism of action) that Licensed Compounds were used, or (ii) in the case of disclosures by 3M, identify CELLDEX or suggest that a CELLDEX vaccine was used.  For avoidance of doubt, (i) CELLDEX may disclose that a novel vaccine adjuvant was used in the work, and 3M may disclose the results obtained using a particular vaccine; and, (ii) pursuant to Section 3.5, CELLDEX shall own all Approval Applications and Regulatory Approvals related to the development and commercialization of a Product in the Territory.  For the avoidance of doubt, 3M shall not have access to CELLDEX Regulatory Applications, but shall have the right to use data generated in support of such Regulatory Applications as it relates to the Licensed Compound.

8.6                              Any peer-reviewed journal publication or public presentation at scientific meetings, or the like, of the data shall be only with the mutual consent of the Parties, shall include employees of both Parties as authors if academically appropriate, and shall identify both 3M and CELLDEX unless one Party requests not to be identified or to exclude identification of 3M IRM compounds or the CELLDEX APC vaccine candidate.  Any proposed journal publication or presentation at a public meeting of the data shall be submitted by the publishing or presenting Party to the other Party for review, comment and removal of said Party’s Confidential Information at least thirty (30) days in advance of submission to the proposed publisher or conference.

8.7                              The terms of this Agreement shall be deemed confidential, but existence and general nature of this Agreement or that the Parties have a relationship regarding the subject matter hereof shall not be deemed confidential.

ARTICLE 9.                             WARRANTIES AND INDEMNIFICATION

9.1                              Each Party warrants that (i) it has the right to enter into this Agreement; (ii) it has no obligations to any other person or entity which are in conflict with its obligations under this Agreement; (iii) it has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

9.1.1.                  Except as disclosed to or otherwise known by CELLDEX, 3M IPC (or an Affiliate) owns and/or has the right to license the 3M Background Patent Rights as set forth in this Agreement.

9.1.2.                  Except as disclosed to or otherwise known by CELLDEX, 3M IPC does not have actual knowledge, through its in-house patent counsel, that any Third Party patent would be infringed by Licensed Compound or its manufacture by 3M.

9.2                              3M warrants that any Licensed Compound, or formulation thereof, it supplies to CELLDEX for clinical testing or commercial supply will meet agreed upon specifications and be manufactured in accordance with cGMP.

9.4                              EXCEPT AS SET FORTH IN THIS PARAGRAPH 9.1 and 9.2, NO PARTY GIVES ANY EXPRESS OR IMPLIED WARRANTY PURSUANT TO THIS AGREEMENT, THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY OTHER MATTER OR SUBJECT ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY PATENT RIGHTS, OR THE SCOPE, VALIDITY, OR ENFORCEABILITY OF ANY LICENSED PATENT RIGHTS.

9.5                              3M shall indemnify, defend and hold CELLDEX harmless against any and all Third Party loss or liability for any and all judgments, claims, causes of action,

suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney’s fees, costs and disbursements) arising from any claim by such Third Party made against CELLDEX to the extent such claim results from 3M’s breach of the warranty provided above, however, 3M shall be liable only to the extent such breach resulted in the harm or injury for which CELLDEX seeks indemnification.  CELLDEX’s sole remedy for supply of defective Licensed Compounds, or formulation thereof, shall be replacement of such material or refund of the supply cost paid to 3M for such material.

9.6                              CELLDEX shall indemnify, defend  and hold 3M and 3M IPC harmless from any and all Third Party loss or liability for any and all judgments, claims, causes of action, suits, proceedings, damages, demands, fees, expenses, fines, penalties and costs (including without limitation reasonable attorney’s fees, costs and disbursements) arising from any claim by such Third Party made against 3M/3M IPC that results from CELLDEX’s or its agent’s use, sale, testing, or clinical studies of Licensed Compounds, or formulation thereof, or Product except to the extent that such loss or liability is due to 3M’s breach of the warranty set forth above.

9.7                              Notwithstanding anything in this Agreement to the contrary neither Party shall be liable to the other for any indirect, incidental, special, punitive or consequential damages related to Licensed Compounds, formulation thereof, or Product, or performance or non-performance of this Agreement regardless of the legal theory asserted including, but not limited to, contract, fault, negligence or strict liability.

ARTICLE 10.                      TERM AND TERMINATION

10.1                        This Agreement shall, unless earlier terminated, expire at the end of CELLDEX’s obligation to pay royalties under Article 6 expires.

10.2         CELLDEX shall have the right to terminate without cause at any time on 60 days written notice to 3M.

10.3         3M shall have the right to terminate this Agreement on 60 days written notice in the event CELLDEX takes action directly or indirectly to challenge the validity, scope or enforceability of any of the 3M Patent Rights.

10.4         Either Party may terminate this Agreement upon 60 days written notice of material breach by the other Party and failure to cure such breach within such 60 days time.

10.5         In the event CELLDEX terminates this Agreement under Section 10.2 or 10.4 or 3M terminates under Sections 10.3 or 10.4, all licenses to CELLDEX under this Agreement shall immediately terminate and CELLDEX shall destroy any unused amounts of Licensed Compound at 3M’s written request, provided that CELLDEX, its Affiliates and any sublicensee thereof may, however, after the effective date of such termination, sell all Products, and complete manufacture and/or formulation at the time of such termination and sell, have sold, or offer for sale the same, provided that CELLDEX shall make the payments and submit reports to 3M as required in Article 6 of this Agreement.

ARTICLE 11.       MISCELLANEOUS

11.1         This Agreement contains the complete and entire agreement between the Parties hereto, and supersedes any previous communications, representations, or agreements whether verbal or written relating to the subject matter hereof.

11.2         No change, addition, waiver, amendment, or modification of any of the terms or conditions hereof shall be valid or binding on either Party unless in writing and signed by authorized representatives of all Parties.

11.3         Notices under this Agreement shall be given in writing and delivered by mail or facsimile to the Parties as follows:

To 3M:

3M Drug Delivery Systems Division

3M Center Bldg. 275-3E-10

St. Paul, Minnesota 55144

Attention:  General Manager

With a copy to:

Chief Intellectual Property Counsel

Office of Intellectual Property Counsel

3M Innovative Properties Company

Building 220-10W-01

3M Center

St. Paul, Minnesota 55144

To CELLDEX:

Celldex Therapeutics

222 Cameron Drive, Suite 400

Phillipsburg, New Jersey 08865

Attention: VP Business Development

Facsimile: (908) 454-1911;

with copies to:

Fox Rothschild LLP

2700 Kelly Road, Suite 300

Warrington, PA  18976-3624

Attention:  Jeffrey H. Nicholas, Esq.

Facsimile:  (215) 345-7507;

11.4         This Agreement may not be assigned by a Party without the prior written consent of the other Party, and any purported assignment without such consent shall be void, provided however, (i) CELLDEX may assign this Agreement without such consent in connection with the sale or transfer of substantially all of its business to which this Agreement relates, or (ii) 3M and 3M IPC may assign this Agreement without such consent in connection with the sale or transfer of substantially all of 3M’s business to which this Agreement relates.

11.5         Any questions, claims, disputes or litigation arising from or related to the making, performance or alleged breach of this Agreement, or to any available remedies (a “dispute”), shall be governed by the laws of Minnesota, without regard to conflicts of law principles, and shall be resolved as follows: (i) upon written notice of dispute (the “notice”), by in-person negotiation between business representatives of the Parties who have authority to fully resolve the dispute; (ii) if within 60 days of the notice the dispute has not been fully resolved, the Parties shall conduct a confidential mediation using a location, mediator, and rules acceptable to both Parties (with the costs of mediation shared equally); (iii) if the dispute is not then resolved, and as a last resort only, either Party may commence litigation; provided that any lawsuit must be filed and maintained exclusively in the state or federal courts of Minnesota.  THE PARTIES HEREBY WAIVE ANY CONSTITUTIONAL, STATUTORY OR COMMON LAW RIGHT TO A TRIAL BY JURY.  Nothing herein shall preclude either Party from taking whatever actions it deems necessary to prevent immediate, irreparable harm to its interests.

11.6         If one or more provisions of this Agreement is for any reason found to be invalid or unenforceable or ruled by a court or other government body of competent jurisdiction to be invalid or unenforceable, that provision or provisions shall be deemed severed from the rest of the Agreement and all other provisions within the Agreement nevertheless will remain enforceable.  The Parties shall replace any such invalidated or unenforceable provision(s) with a valid and enforceable provision(s), by mutual consent, which will achieve the economic effect sufficiently similar to the invalid or unenforceable provision(s) so that it can be reasonably assumed that the Parties would have entered into this Agreement with such a replacement provision or provisions in place.

11.7         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument.  One or more counterparts may be delivered by facsimile transmission and such transmission shall be valid and binding to the same extent as if it were an original.

11.8         Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority of the other Party; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.  Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure.  The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

11.9         Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement. At the request and expense of CELLDEX, 3M agrees to execute any such further documents or other instruments presented by CELLDEX as may be necessary to register or record the exclusive licenses herein at any and all Patent Offices as may be deemed appropriate by CELLDEX in its discretion, and 3M shall reasonably cooperate with CELLDEX as necessary to effect such registration or recordal.

11.10       The Parties acknowledge that this Agreement, including the details of the Exhibits hereto, includes a good faith effort by the Parties under the circumstances to identify, as of the Effective Date, all Patents to be licensed to CELLDEX by 3M hereunder with respect to the Licensed Products (as reasonably understood by 3M as of the Effective Date based on information provided by CELLDEX), but that such effort may be incomplete or may be under-inclusive with respect to such Patents.  In the event that, at any time and from time to time during the term of this Agreement CELLDEX in good faith identifies additional Patents existing as of the Effective Date owned or controlled by 3M IPC or its Affiliates that would cover the Licensed Compounds per se, the existing resiquimod gel formulation provided by 3M, or their use as Vaccine Adjuvants (as opposed to other specific formulations or other specific methods of delivery thereof) and which should have been included in Exhibit A, Part 1 pursuant to this Agreement but which were not so included, CELLDEX shall notify 3M in writing with respect to such relevant Patents, and 3M will at 3M’s election either add applicable Patents that would cover the Licensed Compounds per se or their use as Vaccine Adjuvants to Exhibit A, Part 1, or give CELLDEX a worldwide, royalty-free, nonexclusive, fully paid-up, perpetual (except in the case of termination by CELLDEX under Section 10.2 or 10.4 or by 3M under Sections 10.3 or 10.4), sublicensable, assignable license as to such Patents to make, have made, use, import, offer to sell, and sell Product using Licensed Compound subject to any preexisting written obligations 3M may have made to Third Parties in good faith (without knowing that such Patent covers a CELLDEX Product) prior to receiving such notice from CELLDEX.

11.11       Headings used herein are for the convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting this Agreement.

EXECUTED and AGREED to by the Parties:

For and on behalf of 3M COMPANY

Signed:	/s/ Jim A. Vaughan	Dated:	May 30, 2008

Printed:	Jim A. Vaughan	Title:	Div V.P.

3M INNOVATIVE PROPERTIES COMPANY

Signed:	/s/ Robert W. Sprague	Dated:	June 2, 2008

Printed:	Robert W. Sprague	Title:	Secretary

CELLDEX THERAPEUTICS

Signed:	/s/ Anthony S. Marucci	Dated:	June 2, 2008

Printed:	Anthony S. Marucci	Title:	Chief Executive Officer

Exhibit A

Part 1 — 3M Background Patent Rights

Part 2 — 3M Program Patent Rights

Exhibit B

CELLDEX Program Patent Rights

Exhibit C

Workplan(s)

Celldex’s overall strategy is to develop a potent regimen for promoting a broad immune response to selected disease—specific antigens. Celldex has developed APC-targeted vaccines that efficiently deliver antigens to the immune system using human monoclonal antibodies that bind dendritic cells and other APCs (antigen presenting cells). Celldex’s vaccines are currently using two platforms — One based on targeting to mannose receptors, the other targets DEC-205 receptors. In each case, the vaccines require combination with “adjuvants” to maximize the immune response. Preclinical studies have demonstrated that [*], which may be further enhanced with additional immune modulators. Celldex plans to transition these studies to human clinical trials by initiating one or more Pilot and Phase II studies in cancer patients with APC-targeted vaccines [*]. The timing of initiation and completion of these studies is subject to a number of factors that include: regulatory acceptance of proposed studies, requirement of toxicology studies, clinical supplies, and Celldex resources.

A brief outline is presented below:

1. [*]

2.  [*]

3. [*]

Based upon these studies, Celldex will explore additional opportunities for combination programs in both Cancer and Infectious disease indications.

* Confidential

Exhibit D

Diseases

Diseases:

•                  Cancer

•                  Infectious Diseases:

•                  [*]

•                  [*]

•                  [*]

* Confidential

Exhibit E

Compounds

[*]

 (list to be expanded/amended as appropriate)

* Confidential